Exhibit 10.1
LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
(Effective January 16, 2008)

LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
(Effective May 1, 2004, and
Amended and Restated Effective January 16, 2008)
     Introduction. Levi Strauss & Co. (the “Company”) established the Levi Strauss & Co. Executive Severance Plan (the “Plan”) effective May 1, 2004 for the benefit of certain eligible Executives of the Company. By this instrument, the Company hereby amends and restates the Plan effective January 16, 2008.
     The purpose of the Plan is to provide an eligible Executive with Severance Payments and Severance Benefits in the event that the Executive’s employment is involuntarily terminated under circumstances entitling the Executive to Severance Payments and Severance Benefits, as determined in the sole discretion of the Company. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in ERISA Sections 201, 301 and 401 and for the alternative reporting method provided in DOL Reg. §2520.104-23. This Plan supersedes all prior policies and practices of the Company with respect to severance or separation pay for Executives whose employment is involuntarily terminated after January 16, 2008. This Plan is the only severance program for such Executives.
1. Definitions.
     1.1. “Company” means Levi Strauss & Co.
     1.2. “Comparable Position” means any job that has no negative impact on base salary. To be a “Comparable Position” the different job must be performed at the same or geographically proximate work site with the same or comparable work schedule, as determined in the sole discretion of the Company.
     1.3. “Compensation” means (i) the sum of the Executive’s (a) annual base salary rate in effect on his or her Termination Date, plus (b) target bonus amount under the Annual Incentive Plan (“AIP”) for the fiscal year in which the termination is announced to the Executive (ii) divided by 52. Compensation is solely used for purposes of determining an eligible Executive’s Enhanced Severance Pay under the Plan.

Compensation = annual base salary + AIP target bonus for the fiscal year in which the termination is announced
52
     1.4. “Employee” means a common-law employee of the Company on the Home Office Payroll, including an employee classified by the Company as a U.S. expatriate employee, who is not subject to the overtime provisions of the Fair Labor Standards Act, and who is a Home Office Payroll employee, and who has not signed an agreement that he or she is not entitled to benefits from the Company. Employee does not include any person who is designated by the Company as an independent contractor or a “leased employee,” within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended, or any individual who has entered into an independent contractor or consultant agreement with the Company.

     1.5. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.6. “Executive” means a (i) WLT Member, or (ii) an Employee whose position is classified under the Executive Band or Leader Band in the Company’s World-Wide Compensation Plan.
     1.7. “General Release Agreement” means a legally binding document in which an Employee waives any and all claims against the Company (as defined in the General Release Agreement) related to his or her employment or separation from employment. Whether or not an Executive chooses to sign the General Release Agreement is completely at his or her discretion.
     1.8. “Plan” means the Levi Strauss & Co. Executive Severance Plan, as set forth in this instrument and as hereafter amended.
     1.9. “Severance Payment(s)” or “Severance Pay” means the payments to an eligible Executive pursuant to Section 3 on account of his or her involuntary termination from the Company.
     1.10. “Termination Date” means the final day of employment with the Company which date shall be communicated by the Company to the Executive.
     1.11. “WLT Member” means each Employee identified on Appendix A.
     1.12. “Year of Service” means a twelve-month period of employment beginning on the later of the Executive’s date of hire or most recent date of rehire. Years of Service are calculated in full twelve month periods with no credit for partial years.
2. Eligibility for Severance Payments and Severance Benefits.
     2.1. General Eligibility. Except as otherwise provided in the Plan, an Executive is entitled to Severance Payments and Severance Benefits under the Plan only if his or her employment with the Company is involuntarily terminated by action of the Company after January 16, 2008, on account of a reduction in force, layoff or position elimination.
     2.2. Exclusions. An Executive is not eligible for Severance Payments and Severance Benefits if he or she:
     (a) Voluntarily resigns before his or her Termination Date;
     (b) Is terminated because of failure to return from an approved leave of absence;
     (c) Resigns or is involuntarily terminated because the Company has determined that he or she violated any policy, procedure or rule of the Company, engaged in dishonest or wrongful conduct, committed any crime or performed his or her duties in an unacceptable manner;

     (d) Resigns or is terminated after declining to accept an offer of a Comparable Position with the Company;
     (e) Ceased to be an Executive as defined by the Plan;
     (f) Terminates employment with the Employer by reason of death;
     (g) Receives consulting fees from the Company following his or her Termination Date;
     (h) Is entitled to long-term disability benefits from the Company-sponsored long-term disability plan as of the date the involuntary termination would have occurred had the individual been actively at work on such date; or
     (i) Has an individual written agreement with the Company that provides for any form of severance, separation, or special retirement program.
     2.3. Certain Corporate Transactions. Unless, and only to the extent expressly authorized by the Company or set forth in this Plan, no Severance Payments or Severance Benefits are payable under the Plan to an Executive in the event of the sale or other disposition of the Company, any affiliate or any assets or stock of either, if the Executive (i) continues to be employed by the Company, its successor or an affiliate on or after the date of such sale or other disposition, (ii) is offered a Comparable Position with the acquiring entity or any of its affiliates, or (iii) is offered a Comparable Position with an entity that was an affiliate of the Company immediately prior to the sale or other disposition.
3. Amount and Form of Severance Payments and Severance Benefits.
     3.1. Payment Amount. An eligible Executive shall be entitled to receive the following Severance Payments:
     (a) Base Severance Pay: Subject to Section 3.3, except as otherwise provided in this Plan, an eligible Executive will receive two weeks of his or her base salary beginning on the date he or she is notified that his or her employment is terminated. If the Company requests, the eligible Executive will remain in his or her position during this two (2) week period.
     (b) Enhanced Severance Pay: In exchange for providing the Company with an enforceable General Release Agreement, in a form acceptable to the Company, an Executive who is involuntarily terminated from the Company, shall be eligible to receive Enhanced Severance Pay and Severance Benefits, subject to Section 3.3. The consideration for the voluntary General Release Agreement shall be the Enhanced Severance Pay and Severance Benefits the eligible Executive would not otherwise be eligible to receive. An eligible Executive will receive Enhanced Severance Pay in accordance with the following table:

WLT Member	78 weeks of Compensation

Executive Band	26 weeks of Compensation, plus two additional weeks of Compensation for each Year of Service in excess of five, limited to a maximum period of 52 weeks of Compensation.

Leader Band	26 weeks of Compensation, plus two additional weeks of Compensation for each Year of Service in excess of five Years of Service, limited to a maximum period of 52 Weeks of Compensation.
     3.2. Severance Benefits.
     (a) If an Executive and/or his or her covered dependents elect(s) to receive medical coverage continuation through Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the same percentage of the monthly cost of his or her COBRA medical coverage as it paid for Executive’s medical coverage during his or her active employment for the duration of the Executive’s severance payment period under Section 3.1 above, up to a maximum coverage period of 18 months.
     During the Company-subsidized COBRA coverage period, Executive will be responsible for payment of the remainder of the cost of his or her COBRA medical coverage and for the full cost of any dental or vision coverage elected by the Executive. All periods of Company-subsidized coverage are counted toward the 18-month COBRA entitlement. After the Company-subsidized coverage period ends, the Executive will be responsible for payment of his or her entire COBRA premium. Continuation of COBRA coverage will not extend beyond the date on which a terminated Executive becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation or the Executive is entitled to Medicare.
     (b) The Company will pay the cost of premiums under its standard basic life insurance program of $10,000 for the same duration that it subsidizes the COBRA coverage in subsection (a) above.
     (c) If an Executive retires and becomes covered by Company retiree health benefits, the Company will fully pay for retiree medical coverage for the same duration that it subsidizes the COBRA coverage set forth in subsection (a) above. For purposes of Section 3.2(a) and (c), the continued medical payments are designated as separate payments for purposes of the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).
     (d) Eligible Executives may be entitled to receive reasonable outplacement counseling and job search benefits. In no event shall the Company provide such outplacement benefits to an eligible Executive later than December 31 of the second year following his or her Termination Date. An Executive may not receive cash in lieu of the available outplacement services.

     3.3. Conditions and Limitations on Severance Payments and Severance Benefits. Enhanced Severance Pay and Severance Benefits are specifically conditioned upon the Executive signing and not later revoking a General Release Agreement at a time and in a manner to be determined by the Company. Under no circumstances will any Enhanced Severance Pay or Severance Benefits be made to an Executive who elects not to sign, or who revokes, a General Release Agreement.
     3.4. Form and Timing of Severance Payments and Severance Benefits.
     (a) Severance Payments will be paid in installments in accordance with the Company’s regular payroll payment schedule following the eligible Executive’s Termination Date, however any Enhanced Severance Pay and Severance Benefits which become available will be provided only after the seven (7) day revocation period for a signed General Release Agreement has passed.
     (b) If the Company reemploys an eligible Executive who is receiving Enhanced Severance Pay and Severance Benefits under the Plan, the individual shall become ineligible and such pay and benefits shall cease effective as of the reemployment date.
     (c) If an Executive dies before Severance Payments are completed, any remaining Severance Payments will be made to the Executive’s estate in a lump-sum within 60 days after the Company is provided with proof of the Executive’s death.
     3.5. Plant Shut-Down or Mass Layoff. If the Executive is laid off or discharged because of a plant shut-down or mass layoff to which the Worker Adjustment and Retraining Notice Act of 1988 (“WARN”) applies, Severance Payments and Severance Benefits shall not be available, except as provided in this section. The Company shall provide notice of termination of employment, or pay in lieu of notice, or a combination of notice and pay in lieu of notice in accordance with the provisions of WARN. The amount of Severance Payments to which the Executive is entitled under the Plan shall be determined by subtracting the number of days’ pay in lieu of notice he or she receives pursuant to WARN from the amount of Severance Payments to which he or she would be otherwise entitled under this Section 3. Likewise, the period of Company-subsidized medical coverage under Section 3.2 is reduced by the time during which the eligible Executive received medical coverage during the WARN Notice Period.
     3.6. General Release Agreement. The General Release Agreement shall be furnished to an eligible Executive along with a written explanation regarding the General Release Agreement. It is completely within the eligible Executive’s own discretion as to whether he or she elects to sign the applicable General Release Agreement. An eligible Executive is encouraged to review the applicable General Release Agreement with his or her personal attorney at his or her own expense, if he or she so desires.
     In order to receive Enhanced Severance Pay and Severance Benefits, an eligible Executive must sign, date and return the General Release Agreement to the Company within forty-five (45) days from the date he or she receives the General Release Agreement or as of the date such Executive separates from employment with the Company and is no longer on the

Company payroll, whichever is later. If an eligible Executive elects to sign the General Release Agreement, he or she then has seven (7) days from the date of such signing to revoke the signed General Release Agreement. Any such revocation must be in writing and must be received by the Company or its designee within the seven (7) day revocation period. If an eligible Executive elects to revoke his or her signed General Release Agreement, such Executive shall not receive any Enhanced Severance Pay or Severance Benefits.
     3.7. Withholding. The Company will withhold from all Severance Payments and Severance Benefits all required federal, state, local and other taxes and any other payroll deductions required.
4. Administration.
     The Company has the sole and unlimited discretion to interpret the terms of the Plan and to make all determinations about eligibility and payment of benefits. All decisions of the Company, any action taken by the Company with respect to the Plan and within the powers granted to the Company under the Plan, and any interpretation by the Company of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Company may delegate and reallocate any authority and responsibility with respect to the Plan.
5. Amendment or Termination.
     The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time by action of the Company’s Chief Executive Officer, or his or her designee, without prior notice to any Executive.
6. Claims Procedure.
     (a) Any person who believes he or she is entitled to any payment under the Plan (“Applicant”) may submit a claim in writing to the Company. Any such claim should be sent to the Health & Welfare Plans Administrative Committee (the “Committee”), c/o Levi Strauss & Co. P.O. Box 7215, San Francisco, CA 94120, Attention: Vice President, Compensation, Benefits & HR Services. If a claim is denied in whole or in part, the Committee shall furnish the Applicant within 90 days after receipt of such claim with a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 6, including the Applicant’s right to file suit in accordance with subsection (d) if the claim is denied following review. The 90 day period for responding to a claim may be extended by up to an additional 90 days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the claim will be resolved, by the end of the initial 90 day period.
     (b) If within 60 days after receipt of a notice of denial pursuant to subsection (a), the Applicant so requests in writing, the Committee shall review such decision. The Committee’s decision on review shall be in writing, and shall include specific reasons for the decision, written in a manner calculated to be understood by the Applicant, and shall include specific references to the pertinent provisions of the Plan on which the decision is based, and shall explain the Applicant’s right to file suit in accordance with subsection (d). It shall be delivered to the Applicant within 60 days after the request for review is received, unless extraordinary circumstances require a longer period, in which event the 60 day period may be extended by up to an additional 60 days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the appeal will be resolved, by the end of the initial 60 day period.
     (c) The provisions of this Section 6 are intended to comply with the requirements of ERISA Section 503 and the regulations issued thereunder, and shall be so construed. In accordance with such regulations, each Applicant shall be entitled, upon written request and without charge, to review and receive copies of all material relevant to his claim within the meaning of Department of Labor Regulations 29 C.F.R. Section 2560.503-1(m)(8), and to be represented by a qualified representative.
     (d) In further consideration of being permitted to participate in the Plan, each eligible Executive agrees on behalf of himself, and all other persons claiming through him, that he will not commence any action at law or equity (including without limitation any action under ERISA Section 502), or any proceeding before any administrative agency, for payment of any benefit under this Plan without first filing a written claim for such benefit and appealing the denial of that claim in accordance with the provisions of this Section 6, and in any event not more than one hundred eighty (180) days after the appeal is denied in accordance with subsection (b).
7. Non-Compete.
     While employed by the Company and for the shorter of (i) the period the Executive receives Enhanced Severance Pay, or (ii) a 12 month period immediately following Executive’s Termination Date, the Executive will not, directly or indirectly for the Executive’s own account or account of others, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as a principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, partner, advisor, manager, consultant or in any other individual or representative capacity with, any business which engages in any business within any market area served by the Company or any of its affiliates, including VF Corporation, Haggar, Tropical Sportswear International Corporation, CK jeans, Guess, The Limited, Savane International Corporation, Nautica Enterprises, Liz Claiborne, Polo Jeans Company, The Gap and any jeanswear or khakiwear business in any apparel company in the United States (a “Competing Business”). Ownership for personal investment purposes of less than 5% of the voting stock of any publicly held Competing Business shall not constitute a violation hereof. Subject to any period limitation imposed by a particular jurisdiction, the Company will enforce this provision in jurisdictions where such a restraint is legally permissible.

8. Non-Solicitation of Employees and Consultants.
     While employed by the Company and for the 12 month period immediately following the Executive’s Termination Date, the Executive will not directly or indirectly: (i) solicit or induce any employee or consultant of the Company to leave employment with the Company, or (ii) offer employment to any employee employed by the Company or consultant working with the Company as of the Executive’s Termination Date. Subject to any period limitation imposed by a particular jurisdiction, the Company will enforce this provision in jurisdictions where such a restraint is legally permissible.
9. Confidential Information.
     An eligible Executive may have access to trade secrets, information regarding the Company’s operations, product lines, costs, operational processes, strategic planning, financial data, marketing plans, sales forecasts, customers, suppliers, personnel and other confidential and proprietary information (hereinafter “Confidential Information”) with regard to the Company’s business. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to the Company, an eligible Executive with such access acknowledges that (i) he or she will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for his or her own benefit or the benefit of others, (ii) payment of Enhanced Severance Pay and Severance Benefits under the Plan shall cease if the Executive discloses or improperly uses such Confidential Information, and (iii) retention of Enhanced Severance Pay and Severance Benefits already received under the Plan is conditioned upon the Executive not disclosing or improperly using such Confidential Information.
10. Cooperation/Non Disparagement.
     Each eligible Executive shall cooperate with the Company and its legal counsel in connection with any current or future investigation or litigation relating to any matter to which the eligible Executive was involved or of which the Executive has knowledge or which occurred during the Executive’s employment. Such assistance shall include, but not be limited to, depositions and testimony and shall continue until such matters are resolved. In addition, an Executive shall not in any way disparage the Company nor any person associated with the Company to any person, corporation, or other entity.
11. Source of Payments.
     All Severance Payments will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.
12. Inalienability.
     In no event may any Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

13. Recovery of Payments Made by Mistake.
     An eligible Executive shall be required to return to the Company any Severance Payment, or portion thereof, made by a mistake of fact or law.
14. No Enlargement of Employment Rights.
     Neither the establishment or maintenance of the Plan, the payment of any amount by the Company nor any action of the Company shall confer upon any individual any right to be continued as an Employee nor any right or interest in the Plan other than as provided in the Plan. Other than an Employee who has a written agreement to the contrary signed by the President, Chief Executive Officer or a Senior Vice President of the Company, every Employee is an employee-at-will whose employment with the Company may be terminated by the Company or the Employee at any time with or without cause and with no notice.
15. Applicable Law.
     The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State in which the Executive resides on his or her Termination Date.
16. Severability.
     If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
17. Execution.
     IN WITNESS WHEREOF, Levi Strauss & Co., by its duly authorized officer, has executed the Plan on the date indicated below.

LEVI STRAUSS & CO.

By:	/s/ John Anderson

Its:	Chief Executive Officer

Dated:	January 16, 2008

APPENDIX A
For purposes of this plan, the following positions are designated as Worldwide Leadership Team members (WLT), assuming the employee in the position is also a U.S. Home Office Payroll employee at the time of termination:
President and Chief Executive Officer
President, Levi Strauss North America
President, Levi Strauss Europe
President, Asia Pacific Division
Senior Vice President and Chief Financial Officer
Senior Vice President and Chief Information Officer
Senior Vice President, General Counsel
Senior Vice President, Global Sourcing
Senior Vice President, Strategy and Worldwide Marketing
Senior Vice President, Worldwide Human Resources
Vice President, Global Communications
Vice President, Worldwide Community Affairs
President and General Manager, Dockers® United States — only applicable to the incumbent in this position as of January 16, 2008.
This list is subject to change and may be revised at any time.

LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
GENERAL RELEASE AGREEMENT
To receive Enhanced Severance Pay and Severance Benefits under the Levi Strauss & Co. Executive Severance Plan (the “Plan”), you must agree to sign and not later revoke this General Release Agreement.
You and Levi Strauss & Co. (“LS&CO.”) hereby agree as follows:
1.	Generally. If you sign this General Release Agreement, you will receive the Enhanced Severance Pay and Severance Benefits under the Plan for which you are eligible, as set forth in the terms of the Plan.

2.	General Release.
a.	In consideration for the Enhanced Severance Pay and Severance Benefits provided to you under the Plan, you, on your own behalf and on behalf of your heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge LS&CO. and its predecessors, successors, assigns, subsidiaries, related entities, officers, directors, voting trustees, shareholders, employees, agents, attorneys and insurers (collectively referred to as the “Company”) from any and all claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorney’s fees, and compensation in any form whatsoever, whether now known or unknown, which you have or may have (up through and including the date on which you sign this Agreement) against the Company on account of or in any way related to your employment by the Company or your separation therefrom, including but not limited to any and all claims for damages or injury, claims for wages, employment benefits, tort claims, and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, and under any other federal, state or local law, statute (including but not limited to, the California Fair Employment & Housing Act or the California Labor Code), ordinance, guideline, regulation, order or common-law principle relating to employment, employment contracts, wrongful discharge or any other matter.

b.	Notwithstanding the above General Release of all claims, you are not waiving or releasing: (i) claims for workers’ compensation; (ii) claims for medical conditions caused by exposure to hazards during your employment of which you were not aware before or at the time you sign this Agreement; (iii) claims arising after the date on which you sign this Agreement; (iv) claims for vested or accrued benefits under a Company’s employee benefit plan; or (v) your right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or to

participate in an EEOC investigation. You are, however, waiving all rights to recover money or other individual relief in connection with any EEOC charge or investigation.
3.	California Based Employees. You also waive, release and promise never to assert any rights and benefits afforded by Section 1542 of the California Civil Code and any similar law of any state or territory of the United States and do so understanding and acknowledging the significance and consequences of such specific waiver of said provisions of law. Section 1542 of the California Civil Code states as follows:
“A General Release does not extend to claims which the Creditor does not know or suspect to exist in his or her favor at the time of executing the General Release, which, if known to him or her must have materially affected his or her settlement with the Debtor.”
4.	Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in Section 1 above. Besides waiving and releasing the claims covered by Section 1, you further promise and represent that: (a) you have no pending lawsuits against the Company with any municipal, state, or federal court or non-governmental entity; and (b) you will not sue the Company for any reason whatsoever relating to anything that has happened through the date of this General Release Agreement. If you break this promise, you will be required to repay all but $200 of Enhanced Severance Pay and LS&CO. (and/or any Company) shall be excused from providing any further Severance Benefits under the Plan. Alternatively, at the Company’s option, you will be liable for the payment of all legal costs, including reasonable attorneys’ fees, paid by the Company in connection with any lawsuit you file. However, this promise not to sue does not preclude you from bringing a lawsuit to challenge the enforceability of this General Release Agreement under the ADEA.

5.	No Admission. The parties acknowledge and agree that this General Release Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, an admission of liability or wrongdoing by either party for any purpose whatsoever. Further, each party acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, regulation, order or other legal principle or authority. You further acknowledge that no precedent, practice, policy or usage shall be established by this General Release Agreement or the Enhanced Severance Pay and Severance Benefits offered under the Plan.

6.	Consequences of Other Breach. In consideration for and as a condition to the Enhanced Severance Pay and Severance Benefits, you agree that if you breach the (1) Non-Compete, (2) Non-Solicitation, (3) Confidential Information, or (4) Cooperation/Non Disparagement provisions in the Plan then (a) LS&CO. (and/or any Company) shall be entitled to apply for without bond and receive an injunction to restrain such breach, (b) LS&CO. (and/or any Company) shall not be obligated to continue payment of the Enhanced Severance Pay and availability of Severance Benefits to you, and (c) you shall be obligated to pay to LS&CO. (and/or any Company) its costs and

2

expenses in enforcing the (1) Non-Compete, (2) Non-Solicitation, (3) Confidential Information, or (4) Cooperation/Non Disparagement provisions in the Plan (including court costs, expenses and reasonable legal fees). The Company will enforce the Plan’s Non-Compete and Non-Solicitation provisions in jurisdictions where, and to the extent, such a restraint is legally permissible.

7.	Time To Consider Agreement. You acknowledge that you have been given at least 45 days to thoroughly consider this General Release Agreement.

8.	Attorney Consultation. You acknowledge that you have been advised in writing to consult with an attorney at my own expense, if desired, prior to signing this General Release Agreement.

9.	Time To Revoke Agreement. You understand that you may revoke this General Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period by registered mail, return receipt requested, to Greg Holmes, Vice President of Compensation, Benefits & HR Services, 1155 Battery Street, San Francisco, CA 94111. You further understand that if you revoke this General Release Agreement, you shall not receive the Enhanced Severance Pay nor the Severance Benefits.

10.	Consideration For Agreement. You also understand that the Enhanced Severance Pay and Severance Benefits which you will receive in exchange for signing and not later revoking this General Release Agreement are in addition to anything of value to which you already are entitled.

11.	Release Of Unknown Claims. YOU FURTHER UNDERSTAND THAT THIS GENERAL RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

12.	Severability. You acknowledge and agree that if any provision of this General Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this General Release Agreement shall continue in full force and effect.

13.	Governing Law. This General Release Agreement in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State in which the Executive resides on his or her termination date will apply.

14.	Acknowledgement. You further acknowledge and agree that you have carefully read and fully understand all of the provisions of this General Release Agreement and that you voluntarily enter into this General Release Agreement by signing below.
[signature page follows]

3

(Name of eligible Executive — Please Print)

(Signature of eligible Executive)

(Date)

PLEASE RETURN TO:

[Insert Name, Title and Address]

4